Exhibit 3.1
Restated Certificate of Incorporation
of
La Jolla Pharmaceutical Company
     La Jolla Pharmaceutical Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     1. The name of the Corporation is La Jolla Pharmaceutical Company, the name under which it was originally incorporated.
     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 2, 1989.
     3. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of La Jolla Pharmaceutical Company.
     4. This restatement of the Certificate of Incorporation of the Corporation merely restates and integrates, but does not further amend, the Certificate of Incorporation as heretofore amended or supplemented by any instrument, and has been duly adopted by at least a majority of the board of directors without a vote of the stockholders pursuant to Section 245 of the General Corporation Law of the State of Delaware.
     5. The Certificate of Incorporation of the Corporation, as restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:
“Restated Certificate of Incorporation
of
La Jolla Pharmaceutical Company
Article I
Name of Corporation
     The name of the Corporation is La Jolla Pharmaceutical Company.
Article II
Registered Office
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of the registered agent of the Corporation at such address is United States Corporation Company.

Article III
Purpose
     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession not permitted to be incorporated by the Delaware Corporations Code.
Article IV
Authorized Capital Stock
     The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that this Corporation is authorized to issue is Two Hundred Thirty Three Million (233,000,000), consisting of Two Hundred Twenty Five Million (225,000,000) shares of Common Stock, par value $0.01 per share, and Eight Million (8,000,000) shares of Preferred Stock, par value $0.01 per share.
     The Board is hereby authorized to issue the shares of Preferred Stock in one or more series, to fix the number of shares of any such series of Preferred Stock, to determine the designation of any such series, and to fix the rights, preferences, and privileges and the qualifications, limitations or restrictions of the series of Preferred Stock to the full extent permitted under the Delaware General Corporation Law. The authority of the Board with respect to any series of Preferred Stock shall include, without limitation, the power to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, and the liquidation preferences and the number of shares constituting any such additional series and the designation thereof, or any of them; and to increase or decrease the number of authorized shares of any series subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     Included in this Article IV is the Certificate of Designation attached hereto as Exhibit A and incorporated herein by this reference.
Article V
Limitation of Director Liability
     To the fullest extent permitted by the Delaware General Corporation Law, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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Article VI
Board Power Regarding Bylaws
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of this Corporation; provided, however, that after the initial adoption of the Bylaws, the Board of Directors may not repeal, alter, amend, or rescind Section 3.01 thereof which shall establish the manner in which the number of directors is set.
Article VII
Election of Directors
     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Article VIII
Number of Directors and Term of Office
     The total number of directors of the Corporation shall be not less than five (5) nor more than nine (9), with the actual total number of directors set from time to time exclusively by resolution of the Board of Directors. The Board of Directors shall initially consist of six members until changed by such a resolution. There shall be three classes of directors (each, a “Class”), known as Class 1, Class 2 and Class 3. The initial Class 1, Class 2 and Class 3 directors shall serve in office as follows: Class 1 shall retire at the first annual meeting of stockholders following the filing of the Corporation’s Amended and Restated Certificate of Incorporation (the “Effective Date”), Class 2 shall retire at the second annual meeting of stockholders following the Effective Date, and Class 3 shall retire at the third annual meeting of stockholders following the Effective Date. This annual sequence shall be repeated thereafter. Each director in a Class shall be eligible for re-election if nominated, and such director’s seat shall be open for election of a director, at the annual meeting of stockholders of the Corporation at which such Class shall retire, to hold office for three years or until his successor is elected or appointed.
     Any additional directors elected or appointed shall be elected or appointed to such Class as will ensure that the number of directors in each Class remains as nearly equal as possible, and if all Classes have an equal number of directors or if one Class has one director more than the other two Classes, then any additional directors elected or appointed shall be elected or appointed to the Class that does not have more directors than any other Class and is subject to election at an ensuing annual meeting before any other such Class.
     Vacancies due to resignation, death, increases in the number of directors, or any other cause shall be filled only by the Board of Directors (unless there are no directors, in which case vacancies will be filled by the stockholders) in accordance with the rule that each Class of directors shall be as nearly equal in number of directors as possible. Notwithstanding such rule, in the event of any change in the authorized number of directors each director then continuing to

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serve as such will nevertheless continue as a director of the Class of which he or she is a member, until the expiration of his or her current term or his earlier death, resignation or removal. If any newly created directorship or vacancy on the Board of Directors, consistent with the rule that the three Classes shall be as nearly equal in number of directors as possible, may be allocated to one or two or more Classes, then the Board of Directors shall allocate it to that of the available Classes whose term of office is due to expire at the earliest date following such allocation. When the Board of Directors fills a vacancy, the director chosen to fill that vacancy shall be of the same Class as the director he or she succeeds and shall hold office until such director’s successor shall have been elected and qualified or until such director shall resign or shall have been removed. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
Article IX
Stockholder Action by Written Consent
     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by any such holders.
Article X
Corporation Power
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that any amendment of Article VIII or of this Article X will require an affirmative vote of the holders of seventy-five percent (75%) or more of the total voting power of all outstanding shares of voting stock of the Corporation.”
     Executed on this 22nd day of February, 2006.

/s/ Gail A. Sloan
Gail A. Sloan
Vice President of Finance and Secretary

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EXHIBIT A
Certificate of Designation, Preferences and Rights of
Series A Junior Participating Preferred Stock
of
La jolla Pharmaceutical Company
(Originally filed with the Delaware Secretary of State on June 16, 1999)
     The undersigned, Steven B. Engle, the President of LA JOLLA PHARMACEUTICAL COMPANY, a Delaware corporation (the “Corporation”), does hereby certify that:
     1. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and Section 151(g) of the Delaware General Corporation Law, on May 21, 1999, 1998, the Board of Directors adopted the following resolutions fixing the relative rights, preferences and limitations of the Series A Junior Participating Preferred Stock, par value $0.01, as follows:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors hereby designates the powers, preferences and relative, participating, optional and other rights of the Corporation’s Series A Junior Participating Preferred Stock, and the qualifications, limitations and restrictions thereof as follows:
     1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Participating Preferred Stock.
     2. Dividends and Distributions.
     (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October of each year (each a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.25 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 19, 1998 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above as a condition to declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event that no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $0.25 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior

Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
     3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
     (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (b) Except as otherwise provided herein or by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     4. Certain Restrictions.
     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

     (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (iii) redeem or purchase or otherwise acquire for consideration any shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;
     (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except (i) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock, or (ii) in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as Series A Junior Participating Preferred Stock or as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
     6. Liquidation, Dissolution or Winding Up.
     (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
     (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
     (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
     9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
     10. Amendment. If there is any Series A Junior Participating Preferred Stock outstanding, the Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
     11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.
     RESOLVED FURTHER, that the Chief Executive Officer, the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation, Preferences and Rights in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”
     IN WITNESS WHEREOF, this Certificate of Designation is executed on May 21, 1999.

LA JOLLA PHARMACEUTICAL COMPANY, a Delaware corporation
By:	/s/ Steven B. Engle
Steven B. Engle
Chairman of the Board, President, and Chief Executive Officer

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